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Pricing Supplement No. 5, dated April 15, 1999        Filed under Rule 424(b)(5)
(To Prospectus dated January 6, 1996 and              Registration No. 333-76323
Prospectus Supplement dated March 6, 1996)

                        U.S. $50,000,000 Principal Amount

                            HOUGHTON MIFFLIN COMPANY

                                Medium-Term Notes
             Due from Nine Months to Thirty Years from Date of Issue
                              (Floating Rate Notes)

Trade Date: April 15, 1999
Settlement Date (Issue Date): April 20, 1999
Maturity Date: December 1, 2000
Issue Price: 100%
Price to Issuer: 99.80%
Proceeds to Issuer: $49,900,000
Initial Interest Rate: Not Available
Interest Rate Basis: Regular Floating Rate, LIBOR Telerate (as defined in the Prospectus Supplement dated March 6, 1996) on basis of actual days elapsed/360 day year
Index/Index Maturity: 2 month USD LIBOR Telerate until 6/1/99; 3 month USD LIBOR Telerate thereafter
Interest Reset Periods and Dates: Quarterly on each Interest Payment Date Interest Determination Dates: Two London Banking Days prior to each Interest Reset Date
Interest Payment Dates: 1st day of March, June, September and December of each year
Regular Record Dates: 15th day of February, May, August and November of each year
Spread: +40 basis points
Spread Multiplier: None
Maximum Interest Rate: None
Alternative Rate Event Spread: None
Minimum Interest Rate: None
Calculation Agent: State Street Bank and Trust Company
Redemption: The notes cannot be redeemed prior to maturity
Name of Trustee: State Street Bank and Trust Company
Form of Note: Book-entry
CUSIP: 44156 QN R9

Plan of Distribution: These Medium-Term Notes are being distributed by J.P. Morgan Securities Inc. and Banc One Capital Markets, Inc. (together, the "Agents"), at the Issue Price set forth above. The Agents will receive a selling commission equal to .20% of the principal amount of these Medium-Term Notes.

Houghton Mifflin has increased the aggregate principal amount of Medium-Term Notes that it is authorized to issue to $190,000,000 from $175,000,000. To date, including the Medium-Term Notes described by this Pricing Supplement, we have accepted $180,000,000 aggregate principal amount of offers to purchase Notes.